Exhibit 10.17

SOFTWAVE PRODUCT DISTRIBUTION AGREEMENT

AMONG

STINA RESOURCES LTD.

AND

AMERICA GREENER TECHNOLOGIES, INC.

AND

AGT SOFT WAVE, INC.

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of  February 1, 2016

AMONG:

STINA RESOURCES LTD. having an address located at Ste 10 – 8331 River Road, Richmond B.C. V6X 1Y1

(the "Distributor")

 OF THE FIRST PART

AND:

AMERICA GREENER TECHNOLOGIES, INC. having an address located at 254 Mulberry Street, Unit 113 Mesa, Arizona, USA 85202

("AGT ")

 OF THE SECOND PART

AND:

AGT SOFT WAVE, INC. having an address located at 254 Mulberry Street, Unit 113 Mesa, Arizona, USA 85202

("AGT Soft Wave")

OF THE THIRD PART

(AGT and AGT Soft Wave collectively known as the “Manufacturer”)

WHEREAS:

A.
 AGT has been assigned all right, title and interest in a United States patent (U.S. Patent No. 8,477,003 as attached to Schedule “A” hereof) which describes a technology brand named “Soft Wave” (the pursuant to a patent assignment instrument among AGT and Soft Wave’s inventors: Gary Dean Wilson and Michael Dean Brown;

B.	AGT and AGT Soft Wave purchased from such inventors pursuant to an asset agreement dated October 31, 2104 further assets incidental and necessary for the commercialization of the Soft Wave products;

C.
The Distributor wishes to act as the Manufacturer’s Canadian distributor initially as a non-exclusive distributor and upon the attainment of certain performance thresholds and completion of payments as an exclusive distributor.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of one dollar (the receipt and sufficiency of which is hereby acknowledged) the covenants and agreements contained herein, the parties hereto agree as follows:

1.           Definitions and Interpretation

1.1	In this Agreement the following terms will have the following meanings:

(a)	“Confidential Information" has the meaning as ascribed in Section 4.1(e);

(b)	“Deposit” has the meaning as ascribed in Section 6.1;

(c)
“Exclusive Distribution Rights” means the license granted by the Manufacturer to the Distributor granting exclusive distribution rights of the Products to be sold or leased within the Territory by the Distributor on behalf of the Manufacturer upon full payment of the Purchase Price;

(d)	“Gross Monthly Revenue Threshold” means the gross aggregate proceeds of sales or leases, as the case may be of the Products by the Distributor on behalf of the Manufacturer within the Territory;

(e)
"Intellectual Property" means any intellectual property relating to the Products, including any patent, patent application, copyright, industrial design, trademark, any rights to patent, copyright, industrial design or trademark in any country, engineering designs, concepts, models, trade secrets, know-how and show-how, and includes any new technology  or new products as may hereafter be developed or acquired by the Manufacturer.

(f)
“Non-Exclusive Distribution Rights” means the license granted by the Manufacturer to the Distributor granting non-exclusive distribution rights of the Products to be sold or leased within the Territory by the Distributor on behalf of the Manufacturer upon the execution of this Agreement and payment of the Deposit;

(g)
“Product” means those products offered for distribution by way of sale or lease by the Manufacturer to the Distributor which are associated with the Manufacturer’s beneficial ownership of Intellectual Property regarding the Products as further described herein in Schedule “A”;

(h)	“Purchase Price” means the consideration paid by the Distributor to the Manufacturer in exchange for the Distribution Rights as further described in Section 6.2;

(i)	“Right of First Refusal” has the meaning as ascribed in Section 5.1(f);

(j)	“Royalty” has the meaning as ascribed in Section 6.5;

(k)	“Term” has the meaning as ascribed in Section 3.2; and

(l)	“Territory” has the meaning as ascribed in Section 2.1.

1.2	The following is a schedule to this Agreement:

               Schedule "A": Description of the Products

2.           Product Distribution and Allocation of Revenue

2.1
Until the granting of the Exclusive Distribution Rights from the Manufacturer to the Distributor upon the payment of the Purchase Price, the Manufacturer agrees to grant the Distributor Non-Exclusive Distribution Rights to distribute the Products by way of commercially reasonable efforts [Note: this is the standard of performance used throughout North America – “best efforts” not used anymore] to first lease, and failing lease, to sell, on behalf of the Manufacturer, within Canada (the "Territory"). The Non-Exclusive Distribution Rights hereby conferred do not restrict the Manufacturer from selling or leasing the Products to parties or end-users located in non-exclusive areas designated by the Manufacturer from time to time whether inside or outside of the Territory.

2.2
The Distributor agrees to distribute the Products, by way of sale or lease, on behalf the Manufacturer and the Distributor acknowledges the superiority of the Manufacturer's Products and agrees to recommend the Manufacturer's Products to potential customers where possible.

3.           Term and Initial Obligations

3.1
Until the granting of the Exclusive Distribution Rights, the Manufacturer will provide the Distributor with Non-Exclusive Distribution Rights upon the execution of this Agreement and payment of the Deposit as defined herein in Section 6.1 of this Agreement.

3.2.
Upon the payment of the Purchase Price as defined herein in Section 6.2 of this Agreement, the term of the Exclusive Distribution Rights will be for a 25 year period commencing from date the Distributor provides the Purchase Price to the Manufacturer (the "Term") subject to earlier termination in accordance with the provisions of this Agreement. The term of the Exclusive Distribution Rights shall be automatically renewed for further terms of 20 years provided this Agreement is not in any material default that would provide the Manufacturer with bona-fide grounds for termination under Section 11 hereof.

4.            The Distributor's General Obligations

4.1           The Distributor will:

(a)	use reasonable efforts in promoting and selling the Products to the Distributor's customers within the Territory;

(b)
all records must be maintained for a period of 6 years and all such records must be made available for inspection and copies by the Manufacturer during normal business hours upon 30 days prior written notice by the Manufacturer;

(c)
provide a quarterly summary of account activity to the Manufacturer, including the status of all offers, contracts, proposals, leases, number of licenses granted and number of Products shipped, Royalty payments and the number of Products returned and/or sent in for repair and the like;

(d)
use reasonable efforts to aid the Manufacturer in the preparation of documents required to close or finance each transaction within the Territory, on and, when requested, assist in the collection of past due accounts. The Distributor will make its best efforts to ensure that all markets and channels of distribution within the Territory are utilized and that no discrimination in favour of any unlicensed products occurs. The Manufacturer will supply to the Distributor duplicates of documents and information sent to any customers at the Distributor's request; and

(e)
refrain from disclosing to any person, corporation, association or otherwise, except for the employees of the Distributor who, regarding the Products, may require such disclosure in order to distribute the Products within the Territory, any customer lists, trade secrets, business ideas, know-how and technical information related to the Products or the Intellectual Property (collectively, the "Confidential Information") concerning the business, or any of the Products which the Distributor may acquire during the course of its activities under any agreement between the Manufacturer and the Distributor. In addition, the Distributor will take any and all necessary precautions to prevent any such disclosure by any and all of its employees, officers, directors, representatives, agents or subagents. The Distributor further acknowledges and agrees that any right, title and interest in and to the Confidential Information is vested in the Manufacturer and that such Information is the sole property of the Manufacturer;

4.2	the Distributor will immediately notify the Manufacturer of any unauthorized disclosure of the Confidential Information.

4.3	The confidentiality obligations of the Distributor will survive the expiration or termination, for any reason, of this Agreement.

5.            The Manufacturer's General Obligations

5.1           The Manufacturer will:

(a)
unless excused by circumstances enumerated in this Agreement, shall deliver to the Distributor the Products for which the Distributor places written orders which are accepted by the Manufacturer, by shipment to locations designated by the Distributor, in accordance with this Agreement. All prices quoted shall be equivalent to the prices of such products sold in the United States converted into and expressed in Canadian currency hereunder do not include such delivery costs and any such costs shall be extra and borne by the customer or end-user. Product deliveries to the Distributor shall be made within 30 calendar days of receipt by the Manufacturer of written orders sent to the Manufacturer by the Distributor;

(b)	provide the Distributor with suggested retail list prices for each of any the Manufacturer’s Products and the Distributor agrees to market the Products according to the Manufacturer’s pricing model.;

(c)
provide reasonable quantities of marketing and sales literature and product lists at the Manufacturer's expense for the Distributor's use in marketing any Product provided that the Manufacturer may in its discretion make direct mailings to end-users and exhibit at industry shows within the Territory;

(d)
the Manufacturer will use reasonable efforts to maintain product superiority of the Products. The Manufacturer will advise the Distributor of improvements or problems which may develop with respect to the Products in writing within 30 days of discovering such improvement and/or problem;

(e)
if requested by the Distributor in writing, the Manufacturer will cause the appointment of a designated representative of the Distributor to be appointed as director or officer or both of the Manufacturer;

(f)
the Manufacturer will provide the Distributor with 30 days written notice providing a right of first refusal for the distribution of the Products and any other of product made by the Manufacturer or products whereby the Manufacturer has the distribution rights of products made by Polarchem Associated Limited, Polarchem International Ltd. and Chenvitech Ltd. for distribution within the Territory as well as: the United Kingdom, France, Spain, Portugal, Greece and Cyrus (the “Right of First Refusal”).

6.            Purchase Price and Royalties

6.1
Within 30 days of the execution of this Agreement, the Distributor is to pay the Manufacturer CDN$25,000 (the “Deposit”) as consideration for the Manufacturer granting the Distributor a license granting Non-Exclusive Distribution Rights. The Non-Exclusive Distribution Rights will allow the Products to be sold or leased by the Distributor to customers within the Territory on behalf of the Manufacturer, by invoice and for the amounts referred to on Schedule "A", as amended by the parties from time to time in writing.

6.2
The Distributor may, at its sole discretion, acquire Exclusive Distribution Rights from the Manufacturer in exchange for an aggregate sum of CDN$250,000 comprising of the Deposit which shall be credited toward such sum, and three separate payments by the Distributor to the Manufacturer upon reaching the following Gross Monthly Revenue Thresholds (all of such three payments collectively with the Deposit known as the “Purchase Price”):

(a)	a payment of CDN$75,000 cash payment immediately after the reaching the CDN$250,000 Gross Monthly Revenue Threshold;

(b)	a payment of CDN$75,000 cash payment immediately after the reaching the CDN$500,000 Gross Monthly Revenue Threshold; and

(c)	a payment of CDN$75,000 cash payment immediately after the reaching the CDN$750,000 Gross Monthly Revenue Threshold.

6.3
There are no selling thresholds required by the Distributor regarding the distribution of the Products, either by way of sale or lease, whether or not the Distributor possesses Non-Exclusive Distribution Rights or Exclusive Distribution Rights of the Products.

6.4
The Distributor may, at its sole discretion and without any penalty, make any additional payments to the Manufacturer to accelerate any of the payments comprising of the Purchase Price. Furthermore, any payment made by the Distributor to the Manufacturer does not obligate the Distributor to make any further payment to the Manufacturer.

6.5
The Manufacturer shall retain a royalty of 12% (twelve percent) of all gross revenues, derived from of all Products sold or leased within the Territory (the “Royalty”). The Royalty is subject to annual review and downward change.

6.6
The Distributor agrees that, in making any and all payments to the Manufacturer under the terms of this Agreement, no deductions for warranty or any such other claims against the Manufacturer will be made, unless the Distributor receives from the Manufacturer prior written approval.

6.7
The Manufacturer retains all title and interest in any Products which have not been sold or leased and which have been given to the Distributor for distribution purposes. The Manufacturer maintains the absolute right to repossess and resell such Products at any time upon providing written notice.

7.            Advertising and Use of Name and Trademark

7.1	The Distributor, with the cooperation of the Manufacturer, shall carry out a general marketing and advertising program for the Products in the Territory.

7.2
All the Products shall bear such trademarks as the Manufacturer shall determine and shall be supplied by the Manufacturer on this basis. The Distributor may also include its own name and trademark providing same does not obscure the Manufacturer trademark. The Distributor may indicate in signs, advertising materials or similar publicity that it is an authorized dealer of the Products. All such materials will first be provided to the Manufacturer for comment before publication or display.

7.3	There are no obligations by the Distributor to spend any minimum amount on marketing and advertising the Products.

8.            Warranties

8.1	The Manufacturer hereby provides the Distributor with the limited warranty summarized below with respect to the Products:

(a)
All the Products supplied to the Distributor pursuant to this Agreement shall be free from manufacturing defects for a one-year period from delivery.  In the event any the Manufacturer Product proves to be defective when correctly installed, properly maintained and used as directed, such equipment shall be repaired or replaced at the Manufacturer's expense on site.  The Products requiring repair after the one-year period or as a result of abusive or improper use will be repaired or replaced by the Manufacturer, on a fully loaded cost basis.

8.2
In no event shall the Manufacturer be responsible for consequential damages resulting from the supply of any defective Product and such limitation shall include lost profits and the like. This includes theft from a site where a unit has been installed by Distributor.

9.            Indemnity

9.1
The Distributor will indemnify and hold the Manufacturer harmless from and against any claims, damages, suits, actions of every kind or nature arising out of the activities of the Distributor hereunder including the failure of the Distributor to perform its obligations under this Agreement, and any collateral warranties or other liabilities created by acts of the Distributor in conjunction with the distribution of the Products either by sale or lease.

9.2
The Manufacturer will indemnify and hold the Distributor harmless from and against any claims, damages, suits, actions of every kind or nature arising out of the provision of the Products by the Manufacturer to the Distributor or its customers.

10.          Representations and Warranties

10.1	The Manufacturer and the Distributor represent and warrant each to the other as follows:

(a)
as it pertains to the Manufacturer, a company duly organized, validly existing and in good standing under the laws of its respective government jurisdictions and has the corporate power to enter into and carry its obligations under this Agreement, including the requisite corporate power and authority to grant Non-Exclusive Distribution Rights and Exclusive Distribution Rights, and that this Agreement has been duly authorized by all necessary corporate actions and constitutes a valid and binding obligation on the part of the Manufacturer and the Distributor; and

(b)
neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate or constitute a default under any agreement or instrument to which the Manufacturer or the Distributor is a party or by which their right, title and interest in any the Manufacturer Product may be affected.

10.2	The Distributor covenants, represents and warrants to the Manufacturer as follows:

(a)	the Distributor concedes the Manufacturer's ownership of rights, title and interest in the Manufacturer's Intellectual Property (including the Products);

(b)	the Distributor agrees that all right, title, interest and goodwill endure to the Manufacturer;

(c)	the Distributor agrees that any rights subsequently acquired with respect to the Manufacturer's Intellectual Property or similar property are assigned to the Manufacturer;

(d)	the Distributor undertakes not to contest validity of the Manufacturer's rights in the Manufacturer's Intellectual Property;

(e)	the Distributor agrees to take no actions which might impair or interfere with the Manufacturer's rights in the Manufacturer's Intellectual Property;

(f)
the Distributor agrees not to seek any trade mark, copyright, patent, or industrial design registrations anywhere in connection with the Manufacturer's Intellectual Property or similar property, except as directed by the Manufacturer in writing;

(g)	the Distributor agrees not to adopt or use any property similar to the Manufacturer's Intellectual Property during term and thereafter;

(h)	the Distributor shall not associate or commingle the Manufacturer's Intellectual Property with other intellectual property without the Manufacturer's prior consent;

(i)
the Distributor agrees not to use the Manufacturer's Intellectual Property in an unauthorized manner and, in particular, not to use it in the Distributor's name or as a name or part of a name of any other corporate legal entity, unless agreed to by the Manufacturer in writing;

(j)	the grant of distributorship is subject to compliance with terms, and a breach constitutes infringement of the Manufacturer's Intellectual Property;

(k)	the Distributor agrees the uniqueness of the Manufacturer's Intellectual Property, difficulty of assessing damages from unauthorized use and propriety of injunctive relief;

(l)
if necessary, the Distributor agrees to assist the Manufacturer with the procurement of trade mark, copyright and industrial design protection, as applicable, including cooperating in registered user application of such other applications or filings as are required to effect necessary trade mark, copyright, patent and industrial design protection at the Manufacturer's expense;

(m)
the Distributor agrees to notify the Manufacturer of all unauthorized uses, infringements of the Intellectual Property, imitations and any other claims against the interests of the Manufacturer and assist the Manufacturer in enforcement of trade mark, copyright, patent and industrial design protection;

(n)
if mutually agreed to by all parties in writing, the Distributor agrees that the Manufacturer may have the right to decide whether to take action against infringements and imitations or defend against any action, and the Distributor to cooperate in any such action or defense; and

(o)	the Distributor agrees not to institute suit or take any action against infringement or imitations without prior written consent of the Manufacturer.

11.           Termination

11.1
Upon providing 60 days prior written notice, this Agreement may be terminated by the Manufacturer prior to the expiry of this Agreement at its discretion and without prejudice to other remedies to which it may be entitled in the following events:

(a)	if the Distributor fails to provide Royalty payments when due;

(b)	if the Distributor fails to provide samples/statements/access to the Distributor's facilities or records;

(c)
forthwith in the event the Distributor becomes insolvent, makes an assignment for the benefit of its creditors or seeks protection under bankruptcy legislation or otherwise acts in a manner reasonably seen to be unprofessional or disreputable; or

11.2
Upon providing 30 days written notice, this Agreement may be terminated by the Distributor prior to the expiry of this Agreement at its discretion and without prejudice to other remedies to which it may be entitled in the following events:

(a)	forthwith in the event the Manufacturer makes an assignment for the benefit of its creditors or seeks protection under bankruptcy legislation; and

(b)	upon demand to cure a default in the Products if the Manufacturer is in default in the performance of any material obligation hereunder which is not then corrected.

11.3
For greater certainty, the parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them shall make bona fide efforts to resolve any disputes arising between them by amicable negotiations and provide frank, candid and timely disclosure of all relevant facts, information and documents to facilitate those negotiations. Failing such bona fide efforts to resolve any issues, the parties shall attempt to resolve all disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, by mediated negotiation with the assistance of a neutral person appointed by the British Columbia International Commercial Arbitration Centre administered under its Mediation Rules. If the dispute cannot be settled within 30 days after the mediator has been appointed, or such other period agreed to in writing by the parties, the dispute shall be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre, pursuant to its Rules. In the absence of any written agreement otherwise, the place of arbitration shall be Vancouver, British Columbia.

12.           Independent Contractor Relationship

12.1
The Distributor agrees that, with respect to all matters relating to this Agreement, the Distributor will be deemed to be an independent contractor and nothing contained herein or done hereunder will be construed as constituting either party the agent of the another. Nothing contained herein or done hereunder will be construed as binding the Manufacturer by any other agreement entered into by the Distributor with any party other than the Manufacturer.

12.2
The parties also acknowledge that no partnership or joint venture relationship is created by the parties upon the execution of this Agreement and that the Agreement has been negotiated at arm’s length upon the parties.

13.           Force Majeure

13.1
the Distributor understands and acknowledges that the Manufacturer will not be liable for any loss, damage, detention, delay or failure to perform in whole or in part resulting from causes beyond the Manufacturer's control, including, but not limited to, fires, strikes, insurrections, riots, embargoes, acts of God, delays in transportation, inability to obtain supplies of raw materials, or requirements or regulations of any government or any other civil or military authority.

14.           Notices

14.1
Any notice required or permitted to be given or delivery required to be made to any party may be effectively given or delivered if it is delivered personally or by mail, email or facsimile at the addresses or telephone numbers set out above or to such other address or telephone number as the party entitled to or receiving such notice may notify the other party as provided for herein. Delivery shall be deemed to have been received:

(a)	the same day if given by personal service or if transmitted by facsimile or email; and

(b)           the fifth business day next following the day of posting if sent by regular post.

15.           Severability

If any provision of this Agreement is determined to be invalid or unenforceable, the provisions will be deemed to be severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement.

16.           Assignment

The Distributor may not transfer, assign or sub-lease this Agreement or any part thereof without the Manufacturer's prior written approval, which approval may be unreasonably withheld. This Agreement will be binding upon and will enure to the benefit of the Manufacturer and its successors and assigns, and will be binding upon and enure to the benefit of the Distributor and its successors and permitted assigns.

17.           No Implied Waivers

The failure of either party at any time to require performance by the other party of any provision hereof will not affect in any way the right to require such performance at any later time nor will the waiver by either party of a breach of any provision hereof be taken or held to be a subsequent waiver.

18.           Governing Law

This Agreement will be construed and interpreted in accordance with the laws of the Province of British Columbia, Canada and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, Canada.

19.           Headings

The headings used in this Agreement are inserted for the convenience of reference only, and will not in any way affect the interpretation of, or limit or amplify, the provisions of this Agreement.

20.          Currency

Unless otherwise stated, all references to currency herein are to the currency of Canada.

21.           Entire Agreement

This Agreement and the supplementary agreements hereto constitute the entire agreement and understanding between the parties with respect to the subject matter herein as of the date, of this Agreement and supersedes all prior agreements, whether oral or written. The recitals and schedules hereto form a part of this Agreement and are incorporated by reference into this Agreement. This Agreement replaces and supersedes a certain Memorandum of Understanding dated December 1, 2015 between Stina Resources Ltd. and American Greener Technologies Corporation (the dba name for AGT)

22.           Amendments

No amendment, modification, discharge or rescission of this Agreement will be valid, effective or binding unless, and only to the extent as, set out in writing delivered personally or by email or facsimile on a concurrent or subsequent date thereto, signed by a duly authorized representative of each party.

23.           General and Further Assurance

Each party will at its expense execute and deliver such further and other documents and instruments, and do such further and other acts and things, both before and after the execution of this Agreement, as may be necessary to carry out and give effect to the full intent of this Agreement.

24.           Execution in Counterpart

This Agreement may be executed in several parts in the same form and such parts as so executed will together form one original agreement, and such parts, if more than one, will be read together and construed as if all the signing parties hereto had executed one copy of this Agreement, and any facsimile signature shall be taken as an original.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF the parties have entered into this Agreement by their duly authorized representatives effective as of the date first set out above.

STINA RESOURCES LTD.

/s/ James Corrigan
Per: Authorized Signatory

AMERICA GREENER TECHNOLOGIES, INC.

/s/ John Mooney
Per: Authorized Signatory

AGT SOFT WAVE, INC.

/s/ John Mooney
Per: Authorized Signatory

SCHEDULE "A"

DESCRIPTION OF THE PRODUCTS

Each Soft Wave unit referred to in this agreement is an electronic device that AGT produces. The unit includes an enclosed set of rods bound in copper wire, intended to be wrapped around various sizes of water pipes that will be affected. The unit also includes an electronic control device with power source, to provide current to the wires, thus producing an electrical Gauss Field across the pipe.

The Softwave Units come in various sizes from 1” to 12” inch pipe diameters. The Unit Price for Stina shall be Cost of Unit + 20% markup.

The Unit Royalty payable to AGT has been agreed to at 12%